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                                                                  EXHIBIT 10.12


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into as of the 9th day of September, 1999, (the "Effective Date") by and between TRITON NETWORK SYSTEMS, INC. (the "Company"), a Florida corporation, and Brian Andrew (the "Employee").

                                   BACKGROUND

         The Company desires to continue to retain the services of the Employee, and the Employee desires to continue to be retained by the Company, on the terms and conditions set forth in this Agreement. During the term of his employment as an Employee (but not as a consultant) pursuant to this Agreement, the Employee will serve as Chairman of the Board of Directors and, in his capacity as an employee, will report to the Chief Executive Officer.

         The Employee recognizes and agrees that during the course of his employment with the Company he will have substantial contacts with various Customers and Potential Customers of the Company and will have access to the Company's confidential business information and trade secrets. The Employee acknowledges that the restrictive covenants contained in this Agreement are reasonable and reasonably necessary to protect the Company's relationships with its Customers and Potential Customers as well as its confidential business information and trade secrets.

         Accordingly, in consideration of the mutual promises, terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                      TERMS

         1. EMPLOYMENT: EMPLOYMENT TERM. The Company hereby continues to employ the Employee, and the Employee hereby accepts continued employment by the Company upon the terms and conditions set forth in this Agreement. The Employee agrees to devote his full business time, energy, skills and best efforts to such employment. The Employee shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization engage in any other business activities or pursuits requiring his personal service that materially conflict with his duties hereunder or the diligent performance of such duties. The Employment Term shall expire on May 1, 2000 or the date of an Initial Public Offering "IPO"), whichever occurs first. Notwithstanding the above, the Parties agree that the Company may terminate Employee's employment prior to expiration of the Employment Term, for any reason, or no reason, with or without cause, upon written notice to the Employee.

         2. CONSULTING SERVICES. Upon the termination of the Employee's employment with the Company, either at the expiration of the Employment Term, or earlier, the Company will retain the services of Employee as a consultant for a period beginning on the date of the


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termination of the Employee's employment hereunder and continuing through August
1, 2001, unless there is a "Change in Control" of the Company "Change of Control"). In the event of a Change of Control which occurs at any time during the first six (6) months of the Employee's status as a Consultant, the Company will continue to pay consulting fees to Employee for the balance of said six (6) month period. In the event of a Change of Control which occurs after the Employee's first six (6) months as a consultant, the Employee's status as a Consultant shall terminate on the effective date of the Change of Control, and the Company shall have no further obligations to Employee. Upon becoming a consultant, the employee will make himself available to consult with the Company's Board of Directors but he will not be expected to consult exclusively for, or on a full time basis with, the Company. The Employee will also not be prohibited from pursuing other employment opportunities while serving as a consultant, provided that it does not violate any terms of this Agreement.

         3. COMPENSATION.

            3.1 SALARY. During his employment hereunder, the Employee shall be paid a base salary prorated at a rate equivalent to an annual salary of one hundred and seventy-five thousand dollars ($175,000), payable in such installments as the Company pays its other employees ("Base Salary"). Employee shall also be paid a bonus in the amount of twenty percent (20%) of the Employee's Base Salary, prorated on an annualized basis, if the Company's financial performance for the fiscal year meets or exceeds the goals which have been set by the Board of Directors. The goals for the current fiscal year which have been set by the Board of Directors shall be attached hereto as Exhibit A. While serving as a consultant following the expiration of the Employment Term, the Employee shall be compensated as set forth in Section 3.5.

            3.2 STOCK OPTIONS: RESTRICTED STOCK. As an incentive for the Employee's services under this Agreement, the Employee has been granted options to purchase one hundred thousand (100,000) shares of TRITON common stock, exercisable at $2.50 per share, all of which will vest on August 1, 2001. The stock options referenced in this Section 3.2 are in addition to the shares of TRITON common stock which have previously been sold to Employee, and which are in escrow and subject to a lapsing repurchase right held by the Company (the "Restricted Stock"). The Company hereby agrees that so long as the Employee has not been terminated for "Cause," the Restricted Stock will continue to vest (i.e., the repurchase right will continue to lapse) as long as Employee remains an employee or consultant or remains willing to serve as a consultant.

            3.3 BENEFITS. During his period of employment hereunder, the Employee shall be entitled to participate in the Company's health benefits and vacation policy as are available and consistent with the Company's policies related to such benefits.





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            3.4 EXPENSE REIMBURSEMENT. The Employee shall, upon submission of adequate documentary evidence satisfactory to the Company, be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties hereunder in accordance with policies established by the Company, provided that each such expenditure is of a nature deductible under Section 162 of the Internal Revenue Code of 1986, as amended, on the federal income tax return of the Company as a business expense and not as deductible compensation to the Employee.

            3.5 CONSULTING FEES. During the first six (6) months of his service as a consultant, Employee shall be paid consulting fees in the amount of $14,583.33 per month, payable in monthly installments. During the remaining period of his service as a consultant, ending August 1, 2001, Employee shall be paid consulting fees in the amount of two thousand five hundred dollars ($2,500) per month, payable in such installments as the Company pays its employees. There shall be no bonus during the period of service as a consultant. The benefits identified in Section 3.3 shall continue only during the first six (6) months of Employee's service as a consultant.

         4. TERMINATION.

            4.1 WITHOUT CAUSE. Employee's services as an employee may be terminated by either party prior to the end of the Employment Term, at any time, for any reason or no reason, with written notice. If the Company should terminate the Employee's employment, without Cause, at any time during the Term, the Company (i) will pay the Employee all accrued but unpaid Base Salary, all accrued but unpaid bonus, and all incurred but unpaid expense reimbursements which are payable to Employee pursuant to this Agreement ("Severance Payment") up to and including the effective date of termination and (ii) will engage the Employee as a consultant on the terms set forth in Sections 2 and 3.5. Additionally, if the Employee is terminated without Cause, and the Company fails for any reason to engage the Employee as a consultant as set forth above, or the Company for any reason, with or without Cause, terminates the Employee's services as a consultant, then any unvested restricted stock and stock options held by Employee will be subject to immediate vesting, and Employee may exercise any unexercised stock options held by him.

            4.2 FOR CAUSE. Termination for "Cause" shall only apply during Employee's status as an Employee, but not as a Consultant. As used here, termination for "Cause" shall mean only the following:




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               A. Illegal acts (other than minor traffic violations,
misdemeanors, or other acts that do not result in criminal conviction) including theft or embezzlement.

               B. An intentional violation of published written policies of the Company or an intentional violation of any Confidentiality or Proprietary Information Agreement with the Company which causes demonstrable and substantial harm to the Company.

               C. Irresponsible or unauthorized acts of a willful nature in the performance of duties which cause demonstrable and substantial harm to the Company or continuing failure, after written warning, to follow the reasonable written directions of the Board of Directors.

            Notwithstanding the foregoing, Employee will not be deemed to have been terminated for Cause without (i) reasonable written notice to him setting forth the reasons for the Company's intention to terminate for Cause, and (ii) an opportunity for him, together with his counsel, if any, to be heard before the Company's Board of Directors.

      5. PAYMENT AND OTHER PROVISIONS UPON TERMINATION FOR CAUSE. If the Employee's employment with the Company is terminated by the Company for Cause, then the Employee shall not be entitled to Severance Payments and, in lieu thereof, on or before the Employee's last day of employment with the Company, the Company shall pay to the Employee his Base Salary, if any, earned but unpaid up to the date of termination plus benefits, if any, earned but unpaid up to the date of termination, and shall reimburse the Employee for any expenses to which the Employee is due reimbursement under Section 3 hereof. In addition, the Employee shall retain the right to exercise any vested by unexercised stock options in accordance with the Option Plan.

      6. RESTRICTIVE COVENANTS. In order to induce the Company to enter into this Employment Agreement, and as a material condition of his employment by the Company, the Employee acknowledges that the Company has a legitimate business interest in protecting the goodwill, confidential information, advantageous business relationships, trade secrets, business methods and other valuable and confidential aspects of the Company and its subsidiaries and affiliated companies. In order to protect the Company's legitimate business interests, the Employee agrees as follows:

            6.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Employee acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset of the Company's business. Employee acknowledges receipt and delivery of the Confidential Information and specialized training, received during the course of his employment with the Company. Accordingly, except in connection with the performance of his duties hereunder, the Employee shall not at any time during or subsequent to the term of his employment (i) disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any proprietary or confidential information relating to the Company;



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 or (ii) utilize such information for any reason or purpose whatsoever.
 "Confidential Information" includes but is not limited to, any information concerning the Company's financial condition or prospects, the Company's customers or potential customers' business or financial information of the customers or potential customers obtained during the course of Employee's employment with the Company, the design, development, manufacture, marketing or sale of the Company's products or the Company's methods of operating its business. Confidential Information shall not include information which, at the time of disclosure, is known or available to the general public by publication or otherwise through no act or failure to act on the part of the Employee.

         The Employee acknowledges that the above-defined Confidential Information constitutes "trade secrets" as defined in the Florida Uniform Trade Secrets Act (Chapter 688, Florida Statutes), and all remedies provided thereunder shall, in addition but not by way of limitation, be available to the Company in the event of breach or threatened breach by the Employee.

            6.2 COMPETITION. During the Restricted Period (as defined below) and within the Restricted Area (as defined below), the Employee will not, individually or in conjunction with others, directly or indirectly, enter into or engage in any business which competes directly or indirectly with the business of the Company as conducted at any time during the Restricted Period, on the Employee's own behalf or in the service of or on behalf of others as principal, partner, officer, director, manager, employee or shareholder (other than as holder of less than 1% of the outstanding capital stock of a publicly traded corporation), by soliciting, intentionally inducing or influencing any person, partnership, corporation or other entity which has a business relationship with the Company to discontinue or reduce the extent of such relationship with the Company. The "business of the Company" shall be construed to mean production and/or sale or licensing of Broadband Wireless Equipment.

            6.3 NON-SOLICITATION AND NON-DISPARAGEMENT. During the Restricted Period the Employee, on his own behalf or on behalf of any other person, partnership, corporation or other entity, will not directly or indirectly, recruit or hire any other employee, agent or consultant of the Company or encourage any other employee, agent or consultant to terminate his or her relationship with the Company. Further, the Employee agrees that he will not, at any time, make disparaging comments about the Company, its Officers, or Directors.

            6.4 RETURN OF CONFIDENTIAL INFORMATION. Upon termination of the Employee's employment, for whatever reason and whether voluntary or involuntary, or at any time at the request of the Company, the Employee shall promptly return all Confidential Information in the possession or under the control of the Employee to the Company and shall not retain any copies or other reproductions or extracts thereof. The Employee shall at any time at the request of the Company destroy or have destroyed all memoranda, notes, reports, and documents, whether in "hard copy" form or as stored on magnetic or other media, and all copies and other reproductions




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and extracts thereof, prepared by the Employee and shall provide the Company with a certificate that the foregoing materials have in fact been returned or destroyed.

            6.5 BOOKS AND RECORDS. All books, records and accounts of the Company, whether prepared by the Employee or otherwise coming into the Employee's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of the Employee's employment or upon the Company's request at any time.

            6.6 CONSTRUCTION. It is agreed by the parties hereto that if any portion of the above restrictive covenants are held to be unreasonable, arbitrary, against public policy, or for any other reason unenforceable, the covenants herein shall be considered diminishable both as to time and geographic area; and each month for the specified period shall be deemed a separate period of time, and the restrictive covenants shall remain effective so long as the same is not unreasonable, arbitrary or against public policy. The parties hereto agree that in the event any court determines the specified time period or the specified geographic area to be unreasonable, arbitrary or against public policy, a lesser period or geographic area which is determined to be reasonable, nonarbitrary and not against public policy shall be enforced against the Employee.

            6.7 CALCULATION OF TIME. The time period covered by the restrictive covenants contained in this Section 6 shall not include any period(s) of violation of any restrictive covenant or any period(s) of time required for litigation brought by the Company to enforce any covenant.

            6.8 DISGORGEMENT. The Employee covenants and agrees that if it is proven by virtue of a judgment from a Court of competent jurisdiction that the Employee has violated any of the covenants or agreements set forth in this
Section 6, the Company shall be entitled to an accounting and repayment of all profits, compensation, commission, remuneration or other benefits that the Employee has realized, directly or indirectly, or may realize as a result of or in connection with such violation. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights or remedies to which the Company may be entitled at law, in equity or under this Agreement.

            6.9 DEFINITIONS. As used in this Section 6,

               6.9.1 The "Company" includes any parent, subsidiary or affiliated company of the Company.

               6.9.2 The "Restricted Period" commences on the Effective Date of this Agreement and terminates on August 1, 2001.




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               6.9.3 The "Restricted Area" is the United States and any other location where the Company conducts business during the Restricted Period, including by telephone, telecopy, e-mail or other forms of communication.

            6.10 INDEPENDENT COVENANTS. The covenants set forth in this Section 6 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any potential or alleged claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained herein. An alleged or actual breach of the Agreement by the Company shall not be a defense to enforcement of the provisions of this
Section 6. It is acknowledged and agreed that the provisions of this Section 6 shall survive the termination of this Agreement.

            6.11 INJUNCTION/SPECIFIC PERFORMANCE: SETOFF. The Employee acknowledges that if it were to breach any of the provisions of this Section 6, it would result in an immediate and irreparable injury to the legitimate business interests of the Company which cannot be adequately or reasonably compensated at law. Therefore, the Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to a decree of specific performance and to a temporary and permanent injunction enjoining and restraining such breach, either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages the Company may possess. The Employee further agrees that the Company may set off against or recoup from any amounts due under the Purchase Agreement to the extent of any losses incurred by the Company as a result of any breach by the Employee of the provisions of this Section 6. If any action is brought by the Company pursuant to this Section 6, the prevailing party shall be entitled to recover costs and reasonable attorneys' fees incurred in such action, the amount of such reasonable attorneys' fees to be determined by the court and not a jury.

      7. INTELLECTUAL PROPERTY. As between the Employee and the Company, all products, designs, styles, processes, discoveries, materials, ideas, creations, inventions and properties, whether or not furnished by the Employee, created, developed, invented or used in connection with the Employee's employment with the Company or the business of the Company under this Agreement will be the sole and absolute property of the Company for any and all purposes whatsoever in perpetuity, whether or not conceived, discovered and/or developed during regular working hours. The Employee will not have, and will not claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in or to any such products, processes, discoveries, material ideas, creations, inventions and properties which are related to the Company's business.




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      8. MISCELLANEOUS

            8.1 REPRESENTATION OF THE EMPLOYEE. The Employee represents and warrants to the Company that the Employee is not party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any person or entity other than the Company and its affiliates.

            8.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

            8.3 ENTIRE AGREEMENT. This Agreement (including the documents attached hereto) constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements, or representations by or between the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

            8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Employee may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company.

            8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            8.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Employee:

         Mr. Brian Andrew
         573 Fox Hunt Circle
         Longwood, FL 32750.
         (407) 328-0614



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          If to the Company:

          Triton Network Systems, Inc.
          Attn: Robert P. Goodman
          8529 SouthPark Circle
          Orlando, FL 32819
          (407) 903-0900
          Facsimile: (407) 903-0997

         Any party hereto may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, however, that if notice is sent by U.S. mail it shall be deemed received on the fifth (5th) business day after it is sent. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

            8.8. GOVERNING CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

            8.9. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto. No waiver by any party of any default misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            8.10. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            8.11. CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no



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presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

            8.12. SUBMISSION TO JURISDICTION. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Orange County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other parties with respect thereto.

            8.13. ATTORNEYS' FEES. If litigation shall be brought to enforce or interpret any provision contained herein, the prevailing party shall be entitled to its reasonable attorney's fees (including those for negotiations, trial and appeals) and disbursements incurred by the prevailing party in such litigation.





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      This Agreement has been executed by the parties as of the date first above written.

                                     Company:

                                     TRITON NETWORK SYSTEMS, INC.

                                     By: /s/ Robert F. Goodman
                                        ---------------------------------
                                        Name: Robert F. Goodman
                                        Title: Chairman

                                     Employee:

                                     /s/ Brian J. Andrew
                                     ------------------------------------
                                     Brian J. Andrew









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